Exhibit 10.19

LICENSE AND INVESTMENT AGREEMENT

This License and Investment Agreement (the “Agreement”) dated as of the last date signed as set forth on the signature page hereto (“Effective Date”) between QuinStreet, Inc., a Delaware corporation (“QuinStreet”), TownB Corporation, a Delaware corporation (“TownB”) and Bronwyn Syiek (“Ms. Syiek”) (each a “Party” and collectively the “Parties”).

WHEREAS, QuinStreet owns findsmithGROUPS (“FSG”), a technology that web-enables online communities (the “FSG Business”);

WHEREAS, TownB desires to obtain and QuinStreet has agreed to grant to TownB a license to the Know-How (as defined below) for use by TownB in its current and future businesses primarily in the field of online communities (collectively “TownB’s Business”); and

WHEREAS, Bronwyn Syiek, QuinStreet’s President and a member of QuinStreet’s board of directors, is a principal of TownB and has disclosed her interest in TownB and its Business to QuinStreet.

NOW, THEREFORE, for good and valuable consideration (including the mutual promises set forth herein), the receipt and sufficiency of which is hereby acknowledged by both parties, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Definitions. The following terms, as used herein, have the following meanings:

“Confidential Information” means any non-public, confidential or proprietary information relating to a disclosing party, whether or not technical in nature, including any information that is designated by the disclosing party as Confidential Information at the time of its disclosure, either by a written or visual confidentiality designation, or orally. Notwithstanding the foregoing, “Confidential Information” does not include information, technical data or know-how which: (i) is in the public domain at the time of disclosure or becomes available thereafter to the public without restriction, and in either case not as a result of the act or omission of the receiving party; (ii) is rightfully obtained by the receiving party from a third party without restriction as to disclosure; (iii) is lawfully in the possession of the receiving party at the time of disclosure by the disclosing party and not otherwise subject to restriction on disclosure; (iv) is approved for disclosure by prior written authorization of the disclosing party; or (v) is developed independently and separately by a Party without use of the disclosing party’s Confidential Information.

“Know-How” means all trade secrets, methods, procedures, formulas, processes and general knowledge of Ms. Syiek related to the FSG Business, in each case: (i) solely to the extent used by FSG in the development or operation of any part of the FSG Business; (ii) which are held in the unaided memory of Ms. Syiek; and (iii) which are owned or licensable by QuinStreet or any affiliate of QuinStreet at the effective date of this Agreement.

ARTICLE 2

GRANT OF LICENSE

Section 2.01. License. QuinStreet hereby grants to TownB a perpetual, fully paid-up, irrevocable, non-exclusive, non-transferable and non-sublicensable worldwide license to use the Know-How in connection with the development and operation of TownB’s Business (the “License”) subject to the terms and conditions herein; provided that TownB may sublicense the Know-How to the extent reasonably necessary to conduct TownB’s Business and at all times consistent with the scope of the License.

Section 2.02. Acknowledgement. QuinStreet acknowledges and agrees that to the extent (if any) that Ms. Syiek and/or TownB commenced using any of the Know-How prior to the Effective Date, QuinStreet hereby consents to any such prior use under the terms and conditions of this Agreement. Ms. Syiek and TownB acknowledge and agree that to the extent (if any) that either of them used any of the Know-How prior to the Effective Date, any such use shall be on the terms and conditions of this Agreement as if this Agreement had been in effect when such use commenced.

Section 2.03. Reservation of Rights. TownB acknowledges that (i) the License is the only license granted to TownB with respect to the Know-How and (ii) without limitation to the preceding sub-clause, no other licenses whatsoever have been granted, expressly, or by implication or estoppel, by the provisions of this Agreement, including any license to Internet domains, trademarks, copyright or other intellectual property rights embodied in any software, technology or tangible media that is owned by QuinStreet. Any and all rights in and to the Know-How possessed by QuinStreet and not expressly granted to TownB are reserved and retained by QuinStreet. TownB shall not, and shall not permit its employees, agents or representatives to, allow any third party to use or have access to any Know-How except to the extent reasonably necessary for the furtherance of TownB’s Business and at all times consistent with the scope of the License.

ARTICLE 3

CONSIDERATION

Section 3.01. Consideration. In consideration of the License, on or before September 6, 2012, TownB shall issue or cause to be transferred to QuinStreet shares of its voting common stock representing a 15 percent ownership interest of TownB (based on the number of TownB’s fully diluted shares of capital stock outstanding as of the date of issuance or transfer).

Section 3.02. Transfers by Ms. Syiek.

(a) For so long as QuinStreet owns capital stock of TownB, Ms. Syiek agrees that, if she proposes to sell or otherwise transfer to a third party any of her shares of TownB’s capital stock other than with respect to a Permitted Transfer (as defined below), she shall, first deliver to QuinStreet a written notice (a “Stockholder Notice”) stating in good faith the terms and conditions of the proposed sale or transfer, including, without limitation, the nature of the offer or transfer, the consideration to be paid, and the name and address of each prospective purchaser

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or transferee. Within fifteen (15) business days after receipt of such Stockholder Notice, QuinStreet shall have the first right, but not the obligation, to elect by written notice to Ms. Syiek (“QuinStreet Notice”) to purchase all (but not less than all) of the shares of TownB’s capital stock subject to the Stockholder Notice, upon the price and terms of payment and other terms and conditions designated in the Stockholder Notice (“ROFR Shares”). In the event that QuinStreet elects to purchase the ROFR Shares hereunder, the sale and purchase of the ROFR Shares shall be closed between the Parties no later than thirty (30) calendar days following the date of the QuinStreet Notice. For purposes of this Agreement, a “Permitted Transfer” by Ms. Syiek is a transfer made for bona fide estate planning purposes to Ms. Syiek’s ancestors, descendants, siblings or spouse or to trusts for the benefit of such persons or Ms. Syiek (each, a “Permitted Transferee”); provided that the Permitted Transferee shall furnish QuinStreet and TownB with a written agreement to be bound by and comply with all provisions of this Agreement as if such person or trust was Ms. Syiek.

(b) If QuinStreet has declined to exercise its right of first refusal described in Section 3.02(a), QuinStreet shall have the right, exercisable upon written notice to Ms. Syiek within fifteen (15) days after receipt of the Stockholder Notice, to participate in such sale of the Shares on a pro rata basis on the same terms and conditions as those set forth in the Stockholder Notice. To the extent QuinStreet exercises such right of participation, the number of Shares that Ms. Syiek may sell in the transaction shall be correspondingly reduced.

(c) If any transaction in connection with which a notice is required pursuant to this Section 3.02 provides for the payment of non-cash consideration, QuinStreet may pay the consideration in cash equal to QuinStreet’s good faith determination of the present fair market value of the non-cash consideration to be provided by the purchaser or transferee in the transaction.

(d) If QuinStreet elects not to purchase the ROFR Shares subject to any notice pursuant to Section 3.02(a), Ms. Syiek may, subject to Section 3.02(b), consummate the transaction contemplated by such notice within sixty (60) days following the earlier of (i) the date on which QuinStreet provides written notice of such election not to purchase or (ii) the expiration of the applicable election period as provided herein, whichever is earlier; provided however that the transaction is made in all material respects at the price and terms designated in the Stockholder Notice.

Section 3.03 Transactions Involving TownB.

(a) For so long as QuinStreet owns capital stock of TownB and has not sold any of its interest, TownB agrees that, if TownB proposes to issue additional shares of its capital stock, TownB shall provide written notice of the same to QuinStreet to ensure that QuinStreet has the opportunity to invest in the TownB issuances so as to maintain its 15%, or lower at QuinStreet’s sole discretion, ownership interest in TownB, on the same terms and conditions of the proposed issuance. QuinStreet shall advise TownB in writing as to whether it wishes to invest in such issuance within fifteen (15) business days of such notice from TownB. To the extent that QuinStreet elects to not invest in the proposed issuance, TownB shall have six (6) months from the end of the notice period to close the proposed stock issuance. If TownB does not close within this period, QuinStreet shall be offered another opportunity to invest in the issuance to

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maintain its ownership percentage. This Section does not apply to issuance of the initial founder’s shares to Ms. Syiek or to Kimarie Matthews prior to the Effective Date of this Agreement or shares to employees or other service providers in exchange for bona fide services to TownB under a duly adopted stock incentive plan of TownB.

(b) For so long as QuinStreet owns capital stock of TownB, TownB agrees that, if TownB proposes to enter into an agreement or series of related agreements to transfer all or substantially all of TownB’s assets or to sell shares of its capital stock constituting greater than 50% of the then total outstanding voting securities of TownB (a “TownB Transaction”), TownB shall within two (2) business days of determining to make such issuance or transfer, deliver to QuinStreet a written notice (a “TownB Transaction Notice”) stating in good faith the terms and conditions of the sale or transfer, including, without limitation, the nature of the sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. Within fifteen (15) business days after receipt of such TownB Transaction Notice, QuinStreet shall have the first right, but not the obligation, to elect by written notice to TownB (“QuinStreet Notice”) to purchase all (but not less than all) of such shares of TownB’s capital stock or such assets subject to the TownB Transaction Notice upon the price and terms of payment designated in the TownB Transaction Notice. In the event that QuinStreet elects to purchase such shares or assets hereunder, the sale and purchase of such shares or assets shall be closed between the Parties no later than thirty (30) calendar days following the date of the QuinStreet Notice.

(c) If any transaction in connection with which a notice is required pursuant to Section 3.03 provides for the payment of non-cash consideration, QuinStreet may pay the consideration in cash equal to QuinStreet’s good faith determination of the present fair market value of the non-cash consideration to be provided by the purchaser or transferee in the transaction.

(d) If QuinStreet elects not to purchase the shares or assets subject to any notice pursuant to Section 3.03(b), as the case may be, then, TownB may consummate the transaction contemplated by such notice within sixty (60) days following the earlier of (i) the date on which QuinStreet provides written notice of such election not to purchase or (ii) the expiration of the applicable election period as provided herein, whichever is earlier; provided however that the transaction is made in all material respects at the price and terms designated in the TownB Transaction Notice.

(e) The foregoing provisions of this Section 3.03 (including all rights of first refusal hereunder) shall terminate upon the closing date of the initial underwritten public offering of TownB securities pursuant to an effective registration statement under the Securities Act of 1933 (as amended)(the “Public Offering”).

Section 3.04. Drag-along Right.

(a) In the event that a TownB Transaction involves (i) the proposed sale or other Transfer of all or substantially all of the assets of TownB, or the proposed sale or other Transfer, whether by direct purchase, merger or otherwise, of all or substantially all of the outstanding shares of capital stock of TownB in one or more related transactions to, or (ii) the approval of such a transaction with, a bona fide third party purchaser or acquirer who in the good faith

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judgment of QuinStreet is not a direct competitor of QuinStreet (such Transfer or transaction, a “Company Sale,” and such purchaser or acquirer, the “Proposed Purchaser”), then, to the extent QuinStreet elects not to exercise its rights of first refusal pursuant to Section 3.03 to purchase such shares or assets, TownB or the transferring stockholders, as the case may be (collectively “Transferring Stockholders”) shall have the right to require that QuinStreet transfer all of its shares of capital stock of TownB to the Proposed Purchaser for, or otherwise vote in favor of the Company Sale with the Transferring Stockholders, at the same price per share and otherwise on the same terms and conditions as the Transferring Stockholders with the same class of stock (“Drag-Along Right”). The Drag-Along Right shall in no way limit QuinStreet’s rights pursuant to Section 3.03.

(b) Subject to Section 3.03, the closing of any Company Sale shall be held at the principal offices of TownB or at such other location as TownB and the Proposed Purchaser shall agree, on the closing date set forth in the Company Sale Notice. At the closing of any Company Sale, (a) QuinStreet shall deliver all of its shares of TownB capital stock to the Proposed Purchaser on the same terms and conditions as the other TownB stockholders with the same class of stock, and (b) the Proposed Purchaser shall deliver to QuinStreet the purchase price for its shares of TownB capital stock.

(c) QuinStreet shall execute any customary agreements, certificates, instruments, or other documents as the Proposed Purchaser may reasonably request in connection with and customary for the Company Sale; provided, however, that any such obligation shall be no more burdensome in substance for QuinStreet than for any other Transferring Stockholder, and provided further, however, that in no circumstances will QuinStreet be required to accept or assume any liability to the Proposed Purchaser for any amount in excess of the purchase price paid to QuinStreet for its TownB capital stock in connection with the Company Sale.

(d) For purposes hereof, “Transfer” collectively means any sale or other transfer of shares of the capital stock or assets of TownB in a Company Sale, whether by sale or exchange or by merger or consolidation or corporate reorganization or other form of acquisition of TownB or its capital stock.

(e) The foregoing provisions of this Section 3.04 shall be applicable to any purchaser or transferee of any shares of the capital stock of TownB issued to QuinStreet, and as a condition of any such purchase or transfer, QuinStreet shall require the proposed purchaser or transferee to agree to become a party to and be bound by the provisions of this Section 3.04.

(f) The foregoing provisions of this Section 3.04 (including all drag-along rights hereunder) shall terminate upon the closing date of the Public Offering of TownB securities.

Section 3.05. Equitable Relief. Each of the Parties acknowledge that its or her breach of this Section may cause irreparable harm to the other Parties which may not be compensable by monetary damages, and, accordingly, in the event of a breach of this Section 3 by a Party, the other Party or Parties shall be entitled to, in addition to any other remedies that such Party or Parties may have at law or in equity as a result of any breach of this Section, injunctive relief requiring the breaching Party to comply with the applicable provisions of this Section 3.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01. Mutual Representations and Warranties. Each party represents and warrants to the other party that: (a) it is duly organized, validly existing and in good standing under its jurisdiction of organization and has the right to enter into this Agreement; (b) complete and accurate copies of TownB’s governing documents have been provided, or prior to the issuance of the shares to QuinStreet, will be provided to QuinStreet; and (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of such party and have been duly authorized by all necessary corporate action on the part of such party, and constitute a valid and binding agreement of such party.

Section 4.02. Investor Representations. QuinStreet represents and warrants that (i) it is an “accredited investor” under U.S. and state securities laws; and (ii) it is acquiring its shares for investment for its own account and not with a view to, or for sale or resale in connection with, any distribution of the security; and QuinStreet understands that the shares are not registered and may not be resold or transferred except in compliance with U.S. and state securities laws.

SECTION 4.03. No Other Warranties. THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE 4 ARE THE ONLY WARRANTIES PROVIDED BY QUINSTREET IN RELATION TO THE KNOW-HOW. QUINSTREET DISCLAIMS ALL IMPLIED GUARANTEES AND WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, QUALITY, PERFORMANCE, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND NON INFRINGEMENT.

ARTICLE 5

TERMINATION

Section 5.01. Term. This Agreement is effective as of the date hereof and continues in full force and effect unless terminated by the parties in accordance with this Article (the “Term”).

Section 5.02. Termination by Either Party. Notwithstanding anything in this Agreement to the contrary, any Party (“non-defaulting party”) may, by written notice to the other Party or Parties (the “defaulting party”), terminate this Agreement if any of the following events occurs:

(a) If the defaulting party is in material breach of any provision of this Agreement and such breach is not cured within 15 days after the first party gives such other party written notice of such breach detailing the same; or

(b) If the defaulting party (i) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (ii) becomes subject to any bankruptcy or insolvency proceeding under federal, state or foreign statutes which is not rescinded or dismissed or stayed within sixty (60) days of the commencement of such proceeding.

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Section 5.03. Effect of Termination. Notwithstanding any termination of this Agreement, the provisions of Article 2, Article 4, Article 6 and Article 7 shall survive termination.

ARTICLE 6

CONFIDENTIALITY

Section 6.01. Confidential Information. TownB and Ms. Syiek shall retain any Confidential Information of QuinStreet it receives in connection with this Agreement in the strictest confidence (on a need to know basis) and shall not disclose such confidential information to any person without QuinStreet’s express written consent, other than on a need-to-know basis to an employee, agent or professional advisor of TownB or an affiliate thereof. Notwithstanding anything to the contrary herein, the obligation to maintain the confidentiality of Confidential Information shall not apply to the extent that TownB or Ms. Syiek is required to disclose such confidential information pursuant to law or a legally enforceable order of, or a request for information from, a court or judicial body or governmental authority; provided that TownB or Ms. Syiek, as the case may be, provides written notice to QuinStreet to enable QuinStreet to seek a protective order or an injunction.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to QuinStreet, to:

950 Tower Lane, 6th floor

Foster City, CA 94404

Attention: Legal Department

Telephone: 650-578-7700

Facsimile: 650-350-1423

if to TownB or Ms. Syiek, to:

TownB Corporation

c/o Bronwyn Syiek

111 Baywood Avenue

Hillsborough, California 94010

Telephone: 415-606-6106

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Section 7.02. Limitation of Liability. OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE KNOW-HOW IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE FULLEST EXTENT PERMISSIBLE PURSUANT TO APPLICABLE LAW, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. QUINSTREET SHALL NOT BE LIABLE FOR ANY DAMAGES RELATED TO OR ARISING FROM TOWNB’S USE OF THE KNOW-HOW.

Section 7.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties hereto or, in the case of a waiver, by the Party or Parties against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.04. Expenses. Each Party shall bear its own costs and expenses incurred in connection with the preparation, negotiation, and entering into of this Agreement and performance of its obligations under this Agreement.

Section 7.05. Taxes. TownB shall indemnify the QuinStreet, within 10 days after demand therefor, for any taxes, duties, levies, tariffs or charges of any kind (including withholding or value added taxes) imposed by any U.S. or foreign national, state, local or other governmental entity (collectively, “Taxes”) arising as a result of the grant of the License of the Know-How to TownB hereunder or the original issuance to QuinStreet of the shares as consideration therefor, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental entity. An official governmental certificate as to the amount of such payment or liability delivered to TownB by QuinStreet shall be conclusive absent fraud or manifest error. In the event TownB wishes to contest the tax liability, QuinStreet shall provide reasonable cooperation in connection with the same. The foregoing indemnity shall be limited to the grant of the License hereunder and shall not be applicable to any transaction involving the stock or securities of TownB (other than the original issuance of shares to QuinStreet in consideration for the License of the Know-How) or any other dealings between the parties, including but not limited to the exercise of any right of first refusal or drag-along rights.

Section 7.06. No Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and, except as otherwise contemplated herein, nothing herein expressed or implied shall give or be construed to give any person, other than the Parties hereto, any legal or equitable rights hereunder.

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Section 7.07. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

Section 7.08. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned, sublicensed (except as expressly permitted hereunder) or otherwise transferred by TownB or Ms. Syiek, including by operation of law, without the prior written consent of QuinStreet, and this Agreement shall benefit and be binding upon the parties hereto, their respective legal representatives, successors and assigns.

Section 7.09. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto.

Section 7.10. Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements or undertakings with respect thereto, both written and oral.

Section 7.11. Construction. Headings are for ease of reference only and shall not form a part of this Agreement. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

Section 7.12. Severability. If any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, (a) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (b) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

Section 7.13. Further Assurances. Each of the Parties covenants and agrees on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

QUINSTREET, INC.

By:	/s/ Kenneth M. Siegel

Name: Kenneth M. Siegel
Title: SVP & General Counsel
Date Signed: August 22, 2012

TOWNB CORPORATION

By:	/s/ Bronwyn Syiek

Name: Bronwyn Syiek
Title: President
Date Signed: August 23, 2012

Bronwyn Syiek

/s/ Bronwyn Syiek
Date Signed: August 23, 2012

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